Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Digital Power Corporation and Subsidiary on Form S-3 of our report dated April 10, 2017, with respect to our audit of the consolidated financial statements of Digital Power Corporation and Subsidiary as of December 31, 2016, and for the year then ended, appearing in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
December 18, 2017